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                                 EXHIBIT 8.1.1.

INTELE-CARDNEWS NAMES ITS 10 TO WATCH COMPANIES FOR 2006

Thursday, January 5, 2006

Intele-CardNews magazine, the premier publication servicing the prepaid marketplace, has released its annual 10 to Watch list. ICN editors made the selection of 10 companies based on specific criteria such as innovative services and products, strategic acquisitions, steady and methodical growth over time, attention to customer satisfaction and creative marketing approaches. The entire list and full coverage are included in the January 2006 issue.

Morgan Beaumont, Inc. (OTC.BB: MBEU), a premier technology solution provider to the Stored Value and Prepaid Card market and owner of the SIRE NetworkTM, is among the list of 2006 honorees.

Cliff Wildes, CEO of Morgan Beaumont, stated, "We are extremely pleased to be recognized by Intele-CardNews magazine as one of its 10 to Watch Companies for 2006, especially when examining its robust criteria and join the legacy of outstanding companies that have made the list. Companies like Debisys, Encompass Communications LLC, Excel Switching Corp., Moviso LLC, Nobel Ltd., Coinstar, Galileo Processing Inc., IDT Corp., PaySpot, PRE Solutions Inc., TSYS Prepaid Inc., Western Union/SwiftPay, and WildCard Systems have all been recognized on Intele-CardNews magazine's 10 to Watch Companies in the past. We are very excited about our growth strategy and opportunities in 2006 and beyond."

"This year, companies selected represent a great cross section of the prepaid market," says Theresa Ward, editor-in-chief of Intele-CardNews. "It's always difficult making the final cut, and we look forward to following the progress of each of these companies in the coming year." The list includes master distributors, card printers, wireless service providers, providers of VoIP services, electronic payment and money transfer specialists, bill pay specialists and prepaid calling card issuers.

Since the 10 to Watch tribute began in 1997, ICN has identified up-and-coming companies that have gone on to become major players in the prepaid market.

The entire story will be available online in January at www.intelecard.com, and copies of the issue can be requested by calling (800) 792-6397, ext. 155.

Intele-CardNews is the definitive publication covering the prepaid marketplace. Market segments reported on include wireless, financial services, payments, next-gen technologies, distribution and retail. News and market trends as well as expert correspondents make Intele-CardNews a must-read publication for senior executives, general managers, marketers, brand managers, retailers and technical and purchasing managers as well as those who provide prepaid services including card issuers, distributors, hardware and software manufacturers, printers, carriers and POSA providers.

Intele-CardNews is a Quality Publishing publication. Quality Publishing was founded by Laurette Veres in 1993 with the goal of providing quality content to niche markets. Other titles include H Texas, Hogares, Greater Houston Homebuyers Guide, Houston Newcomers Guide and Hepatitis magazine.


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Morgan Beaumont, Inc. is a Technology Solutions Company located in Bradenton,
Florida, and is one of the premier providers of Stored Value and Prepaid Card Solutions in the United States. The company has developed the SIRE NetworkTM, a secure, reliable, point of sale (POS) and PC based software platform that connects retail merchants with multiple Stored Value/Prepaid Card Processors and Issuing Banks, in addition to private transaction networks and IVR and CRM technology. The company owns and operates the SIRE Network as a standardized, national network of Stored Value and Prepaid Card cash load stations located throughout the United States. Morgan Beaumont is a MasterCard Third Party Processor Member Service Provider (TPP MSP) and a Visa Independent Sales Organization (ISO). To learn more about Morgan Beaumont, please visit http://www.morganbeaumont.com.

"Safe Harbor" Statement under Private Securities Litigation Reform Act of 1995 Statements about the expected future prospects of our business and all other statements in this release other than historical facts, constitute forward-looking statements. You can identify forward-looking statements because they contain words such as "believes," "expects," "may," "will," "would," "should," "seeks," "approximately," "intends," "plans," "estimates," or "anticipates" or similar expressions which concern our strategy, plans or intentions. All statements we make relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Some of the factors that we believe could affect our results include: general economic and market conditions, including the lingering effects of the economic slowdown and services revenue; the overall condition of the bank card industry, including the effect of any further consolidation among financial services firms; the regulatory, credit and market risks associated with our operations; the integration of acquired businesses, the performance of our businesses; the effect of war, terrorism or catastrophic events; the timing and magnitude of sales; the timing and scope of technological advances; the ability to retain and attract customers and key personnel; and the ability to obtain patent protection and avoid patent-related liabilities in the context of a rapidly developing legal framework for software and business-method patents. The factors described in this paragraph and other factors that may affect our business or future financial results and when applicable, are discussed in our filings with the Securities and Exchange Commission, including our Form 10-K, a copy of which may be obtained from us without charge. We assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events or other factors.

     Contacts: Erik Jensen, President            Ken Dennard, Managing Partner
               Morgan Beaumont, Inc.             ksdennard@drg-e.com
               941-753-2875                      DRG&E / 713-529-6600

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